Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the RPM International Inc. 2007 Restricted Stock Plan, of our reports dated July 24, 2006, with respect to the consolidated financial statements of RPM International Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended May 31, 2006 and RPM Management’s Report on Internal Control Over Financial Reporting, the effectiveness of internal control over financial reporting of RPM and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP ERNST & YOUNG LLP
Cleveland, Ohio
January 10, 2007